UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 18, 2025

INTELLIA THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37766	36-4785571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Erie Street, Suite 130 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 285-6200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.0001)	NTLA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 18, 2025, Intellia Therapeutics, Inc. (the “Company”) entered into a Lease Agreement (the “Tech Square Lease”) with ARE-Tech Square, LLC, an affiliate of Alexandria Real Estate Equities, Inc. (the “Tech Square Landlord”) for office and laboratory space located at 400 Technology Square, Cambridge, Massachusetts (“400 Tech Square”). Under the terms of the Tech Square Lease, the Company will initially lease approximately 101,000 square feet at 400 Tech Square (the “Initial Tech Square Premises”), which will supplement, and eventually replace certain parts of, the Company’s current leased premises in Cambridge, Massachusetts. In addition, the Tech Square Lease will expand, in two tranches, to include approximately 46,000 square feet of additional office and laboratory space at 400 Tech Square (the “Additional Tech Square Premises”) when each such space becomes available. The Tech Square Lease is expected to commence on July 1, 2025 (the “Commencement Date”) with respect to the Initial Tech Square Premises, and the Company’s obligation to pay rent will start on the date that is approximately 14 months after the Commencement Date (the “Rent Commencement Date”). In addition, the lease of the Additional Tech Square Premises will commence when the Tech Square Landlord delivers such space to the Company, which is anticipated to occur in December 2027 and January 2028 (in each case, an “Additional Premises Commencement Date”), and the Company’s obligation to pay rent for such Additional Tech Square Premises will start on the date that is approximately 14 months after each Additional Premises Commencement Date (in each case, an “Additional Premises Rent Commencement Date”). The Company shall not be obligated to pay the base rent for the applicable premises for three months after the Rent Commencement Date and each Additional Premises Rent Commencement Date, as applicable. The initial term of the Tech Square Lease is twelve years and three months following the Rent Commencement Date, and the Company has an option to extend the 400 Tech Square Lease for an additional term of five years. As of the Rent Commencement Date, the base rent under the Tech Square Lease is expected to be $108.00 per square foot per year, plus certain operating expenses and taxes; provided that the initial base rent may adjust based on certain criteria set forth in the lease. The base rent is subject to scheduled annual increases of 3% on the anniversary of the Commencement Date. In addition, the Tech Square Landlord will contribute up to $41.5 million toward the cost of construction and tenant improvements for the Initial Tech Square Premises, and an additional amount toward the cost of construction and tenant improvements for the Additional Tech Square Premises.

In conjunction with the Tech Square Lease, on February 18, 2025, the Company entered into a Second Amendment to Lease (the “Winter Street Amendment”) that amends that certain Lease Agreement between the Company and ARE-Winter Street Property, LLC, an affiliate of Alexandria Real Estate Equities, Inc. (the “Winter Street Landlord”) for office and laboratory space located at 840 Winter Street, Waltham, Massachusetts (the “Winter Street Lease”). Pursuant to the Winter Street Amendment, the Winter Street Lease will terminate on or before June 30, 2028. The Company will pay to the Winter Street Landlord lease modification payments totaling $78 million in three installments in February 2025, April 2025, and January 2026, and the Company will not pay any base rent, operating expenses or other costs pursuant to the Winter Street Lease after January 2025.

The foregoing descriptions of the terms of the Tech Square Lease and the Winter Street Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Tech Square Lease and the Winter Street Amendment, which will be filed with the Company’s Annual Report on Form 10-K for the period ended December 31, 2024.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Intellia Therapeutics, Inc.

Date: February 21, 2025	By:	/s/ John M. Leonard
Name: John M. Leonard
Title: Chief Executive Officer and President